Miller & Martin PLLC
Suite 1000 Volunteer Building
832 Georgia Avenue
CHATTANOOGA TENNESSEE 37402-2289

(423) 756-6600
FAX (423) 785-8480

October 8, 2004

Cornerstone Bancshares, Inc.
5319 Highway 153
Chattanooga, TN 37403

Re:	Form SB-2 Registration of Cornerstone Bancshares
Registration of 500,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Cornerstone Bancshares, Inc. (the “Company”) in connection with the execution and filing of the Company’s Registration Statement on Form SB-2, filed with the Securities and Exchange Commission (the “Registration Statement”), providing for the registration of 500,000 shares of Common Stock of the Company (the “Shares”). We are rendering this opinion to you pursuant to Item 601(b)(5) of Regulation S-K.

In furnishing this opinion, we have examined such corporate and other records as we have deemed necessary or appropriate to provide a basis for the opinion set forth below. This opinion is given as of the date hereof and is based upon facts and conditions presently known and laws and regulations presently in effect.

On the basis of the foregoing, we are of the opinion that the Shares have been legally issued and are fully paid and nonassessable shares of Common Stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Miller & Martin PLLC
Miller & Martin PLLC